Exhibit 99.1

News Release

For Release April 22, 2009
5:00 P.M.

Contact: Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or

Robin D. Brown, Senior Vice President & Director of Marketing

(803) 951- 2265

First Community Corporation Announces Financial Results and Cash Dividend

Highlights

•                  Net Income of $744,000 or $0.23 EPS for the first quarter

•                  Continues payment of $.08 per share cash dividend to holders of FCCO common stock

•                  Annualized core deposit growth of 12.8%

Lexington, S.C.  April 22, 2009 — Today, First Community Corporation, the holding company for First Community Bank, reported financial results for the first quarter of 2009.  The Company reported first quarter net income available to common shareholders of $744,000 or $.23 per diluted share.  This represents an improvement over the linked quarter (fourth quarter 2008), in which the Corporation reported a loss of $559,000 or ($0.17) per diluted share.

Mike Crapps, president and chief executive officer of First Community commented, “We are pleased to report improvement in earnings, even as we continue to face the challenges in the economy.  As a local community bank, we reflect the impact this recession is having on our customers.”

Non-interest income was highlighted by strong activity in our mortgage banking unit, as well as substantial revenue growth in the newly formed financial planning and investment advisory division (First Community Financial Consultants).  Unfortunately, these were partially offset by a decline in deposit service charge income. Also, the Company experienced an other than temporary impairment (OTTI) charge of $312,000 on two private label mortgage backed securities and one equity investment.  Joe Sawyer, chief financial officer commented, “These write-downs are a reflection of the stressed financial markets and were in accordance with the recent guidance on mark-to-market accounting and OTTI charges.”  The Company also experienced gains on the sale of securities in the amount of $354,000.  The proceeds from these sales were primarily reinvested in other agency mortgage backed securities (GNMA securities) with lower regulatory risk weightings and slightly longer maturities.

Non-interest expense declined in the first quarter compared to fourth quarter 2008, with decreases in expenditures for marketing and various discretionary items. The impact of this decrease was partially negated by an increase in FDIC insurance premium costs, which more than doubled, along with significant increases in credit-related expenses, as well as legal and professional fees associated with increased regulatory and corporate governance requirements.  Mr. Crapps commented, “While we have always been disciplined in the control of our overhead, as evidenced by our favorable ratios of non-interest expense to total assets, we have commenced several new initiatives to identify additional measures of expense controls and expense reductions.  We have teams that have already identified various savings ideas and they are continuing to work on other initiatives that we believe will identify more efficient ways of doing business and will assist us in controlling non-interest expenses throughout 2009 and beyond.”

Additionally, the provision for loan losses in the quarter was $451,000, as compared to $1.4 million in the prior quarter.  This results in a loan loss reserve of $4.0 million, which as a ratio to total loans is 1.22%.  As discussed in a previous release, the Company had one specific A&D loan in its portfolio of significant concern.  During the first quarter of 2009, this loan was moved into non-performing asset status and a significant portion of the charge-offs experienced in the quarter can be attributed to this one loan.  Mr. Crapps commented, “While the substantial increase in non-performing assets and charge-offs was not surprising, it is important to realize that we are not immune to the effects of a slowing economy.  We continue to compare favorably to the industry with our non-performing assets at 133 basis points and the industry at nearly 200 basis points.  Two loan relationships are responsible for nearly fifty percent (50%) of our non-performing assets.  We are committed to working diligently and quickly to resolve these matters and take very seriously the maintenance of the high quality standards that we have always enjoyed.”

The overall size of the balance sheet remained relatively flat as compared to December 31, 2008.  Both the loan and investment portfolios decreased slightly as the Company built additional liquidity in its balance sheet.  Mr. Crapps noted, “While we are disappointed in the lack of growth in our loan portfolio, we continued to have success in loan production with $12.4 million in new loans during the first quarter of 2009 compared to $14.8 million produced in the fourth quarter of 2008.”  Core deposits increased by $10.4 million during the quarter for an annualized rate of increase of 12.8%.  Mr. Crapps commented, “The quarter was highlighted by considerable core deposit growth, which is a significant priority of the Company.  Success in this area is not only reflected in the growth of the deposit balances, as reported, but also in the net gain in the number of core deposit accounts.  The focus on core deposits is pervasive throughout our organization and, indeed, to be successful in this initiative requires the constant attention of every employee.”

The Company’s regulatory capital ratios continue to meet and exceed the regulatory definitions of “well-capitalized”.  As of March 31, 2009, the tier I capital ratio, total capital and leverage capital ratios were approximately 12.6% 13.7% and 8.0% respectively.  This compares to the regulatory guideline of 6%, 10% and 5% respectively to be considered well-capitalized.  The tangible equity to tangible assets ratio at March 31, 2009, was 6.2%, with the tangible common equity to tangible assets ratio being 4.4%.  As previously announced, the Company received $11.4 million under the terms of the Capital Purchase Program (CPP) through the issuance of cumulative preferred stock to the United States Treasury in the fourth quarter of 2008.  Mr. Crapps commented, “Our intent continues to be to redeem these shares as soon as prudent based on our ongoing evaluation of the relevant external economic conditions and ongoing analysis of our internal capital plan.”

In addition to releasing first quarter financial results, the Company also announced that the Board of Directors had approved a cash dividend for the first quarter of 2009.  The Company again declared an $.08 per share dividend, payable May 15, 2009, to shareholders of record as of May 4, 2009.  Mr. Crapps commented, “We are pleased to announce the continuation of a quarterly dividend at the same level as in recent quarters.”

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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FIRST COMMUNITY CORPORATION

QUARTERLY INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2009	2008	2008

Interest income	$7,919	$8,242	$7,854
Interest expense	3,609	3,955	3,866
Net interest income	4,310	4,287	3,988
Provision for loan losses	451	1,407	155
Net nterest income after provision	3,859	2,880	3,833

Non Interest Income
Deposit service charges	556	612	664
Mortgage origination fees	217	119	186
Commissions on sale of non-deposit products	149	91	88
Gain (loss) on sale of securities	354	—	(29)
Other-than-temporary-impairment write-down on securities	(312)	(169)	—
Fair value adjustment gain (loss)	21	(788)	149
Other	399	367	364
	1,384	232	1,422
Non Interest Expense
Salaries and employee benefits	2,013	2,070	1,901
Occupancy	300	296	279
Equipment	319	333	325
Marketing and public relations	107	167	203
Amortization of intangibles	155	123	138
Other	1,130	1,250	802
	4,024	4,239	3,648
Income before taxes	1,219	(1,127)	1,607
Income tax expense	311	(639)	484
Net income (loss)	$908	$(488)	$1,123
Preferred stock dividend	164	71	—
Net income (loss) available to common shareholders	$744	$(559)	$1,123

Primary earnings (loss) per common share	$0.23	$(0.17)	$0.35
Diluted earnings (loss) per common share	$0.23	$(0.17)	$0.35

Return on Average Assets	0.56%	-0.30%	0.79%
Return on Average Common Equity	5.21%	-3.38%	7.03%
Return on Average Common Tangible Equity	10.72%	-7.04%	13.04%

Net Interest Margin	3.05%	3.02%	3.21%
Net Interest Margin (Tax Equivalent)	3.08%	3.05%	3.30%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	As of
	March 31,	December 31,	March 31,
	2009	2008	2008

Total Assets	$654,424	$650,233	$590,310
Investment Securities	221,543	235,075	180,485
Loans	330,208	332,964	314,178
Allowance for Loan Losses	4,024	4,581	3,680
Total Deposits	433,316	423,798	414,267
Securities Sold Under Agreements to Repurchase	28,326	28,151	28,907
Federal Home Loan Bank Advances	103,148	108,536	62,257
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders’ equity	68,344	68,156	63,893

Book Value Per Common Share	$17.76	$17.76	$19.99
Tangible Book Value Per Common Share	$8.57	$8.50	$10.73
Equity to Assets	10.44%	10.48%	10.82%
Loan to Deposit Ratio	76.20%	75.45%	75.84%
Allowance for Loan Losses/Loans	1.22%	1.38%	1.17%

Quarterly Average Balances:

	Three months ended
	March 31,	December 31,	March 31,
	2009	2008	2008

Average Total Assets	$654,670	$641,696	$575,733
Average Loans	332,404	327,559	310,798
Average Earning Assets	572,943	563,336	498,892
Average Deposits	431,322	427,688	403,478
Average Other Borrowings	148,149	146,531	101,711
Average Shareholders’ Equity	68,800	62,428	64,305

Asset Quality
Nonperforming Assets:
Non-accrual loans	$6,950	$1,757	$642
Other real estate owned	1,315	748	62
Accruing loans past due 90 days or more	457	59	158
Total nonperforming assets	$8,722	$2,564	$862

Loans charged-off	$1,027	$491	$52
Overdrafts charged-off	21	41	31
Loan recoveries	(25)	(14)	(66)
Overdraft recoveries	(15)	(28)	(12)
Net Charge-offs	$1,008	$490	$5
Net charge-offs to average loans	0.30%	0.15%	N/A

Post Office Box 64 / Lexington, SC 29071